Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To Unitholder of PermRock Royalty Trust, Simmons Bank as Trustee, and the Board of Managers, Boaz Energy II, LLC:

We consent to the use of our reports on the statement of assets and trust corpus of PermRock Royalty Trust as of December 31, 2017 and the statements of revenues and direct operating expenses of the PermRock Royalty Trust Underlying Properties for the years ended December 31, 2017 and 2016 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

April 6, 2018